Exhibit 99.1

Coffee Holding Co., Inc. Reports Year End Results

Year End Results

STATEN ISLAND, New York – January 29, 2018. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the fiscal year ended October 31, 2017:

The Company had net income of $467,262 or $0.08 per share basic and diluted, for the fiscal year ended October 31, 2017 compared to a net income of $2,212,288, or $0.36 per share basic and diluted for the fiscal year ended October 31, 2016. The decrease in net income was due primarily to the reasons described below.

Net sales totaled $77,127,595 for the fiscal year ended October 31, 2017, a decrease of $1,820,633, or 2.3%, from $78,948,228 for the fiscal year ended October 31, 2016. The decrease in net sales reflects reduced wholesale transactions with our largest wholesale green coffee customer during fiscal 2017 of approximately $16,775,000, partially offset by increased sales to both new and existing customers including a fourth quarter increase in revenues of $4,300,000 or 25.0%.

Cost of sales for the fiscal year ended October 31, 2017 was $64,977,632, or 84.3% of net sales, as compared to $67,066,050, or 85.0% of net sales, for the fiscal year ended October 31, 2016. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The decrease in cost of sales reflects the change in the product mix due to the Company’s reduced wholesale transactions with its largest wholesale green coffee customer.

Gross profit for the fiscal year ended October 31, 2017 was $12,149,963, an increase of $267,785 from $11,882,178 for the fiscal year ended October 31, 2016. Gross profit as a percentage of net sales increased to 15.8% for the fiscal year ended October 31, 2017 from 15.0% for the fiscal year ended October 31, 2016. Although we experienced improved margins on our wholesale and roasted business during the year our margins have not increased as expected due to our integration of our acquisition of Comfort Foods and reduced profitability of our OPTCO subsidiary.

Total operating expenses increased by $2,908,136 to $10,927,246 for the fiscal year ended October 31, 2017 from $8,019,110 for the fiscal year ended October 31, 2016. Selling and administrative expenses increased $2,864,796, or 39.0%, to $10,228,506 for the fiscal year ended October 31, 2017 from $7,363,710 for the fiscal year ended October 31, 2016. The primary reasons for this increase were the acquisition of Comfort Foods, the full year of integration of Sonofresco and the increase in our freight costs as we increased and expanded our product distribution. Officers’ salary increased by $43,340 or 6.6% to $698,740 for the fiscal year ended October 31, 2017 from $655,400 for the fiscal year ended October 31, 2016.

“The 2017 fiscal year marked a turning point for us following several years of declines as we increased our revenues during the last two quarters, replacing almost $17 million in lost revenues following the change in ownership at our former largest green coffee customer. During the third and fourth quarters of 2017, our revenues increased by 3.6% or approximately $625,000, and by 25.0% or approximately $4.3 million, respectively, as compared to the prior year periods. We achieved this growth through increased marketing of our branded and private label business as we added several new large retailers and wholesalers during the 2017 fiscal year. Our sales of roasted and green coffee are now back to their traditional levels of a 50-50 split where they had been for the majority of our company’s history,” stated Andrew Gordon, CEO and President of the Company.

“We believe this sales balance represents a better mix of sales, which will allow us to continue to expand our overall gross margin as well as build our brand equity at our most important retail and wholesale accounts. We also believe the increased sales of both our branded and private label products are sustainable as we continue to see improved customer loyalty at our existing retail accounts due to expanded product distribution and increased promotional activity designed to gain trial of our products. In order to achieve this growth, we had an increase in freight expense of $636,000, which was the second largest increase in our SG&A after the costs associated with the purchase of Comfort Foods,” added Mr. Gordon.

“In addition, we were awarded several new private label contracts in late fiscal 2017 and will begin manufacturing product in the second quarter of fiscal 2018. We also signed a two-year extension with our current largest private label customer.”

“We believe the biggest headwind over the past nine months has been the integration of Comfort Foods, which has taken longer than expected to become a profitable integration. During our last nine months, Comfort Foods had an operating loss of approximately $300,000 which negatively impacted our overall earnings by approximately $.05 per share. We did expect a loss as we engineered a turnaround and we believe we are almost at the breakeven point in operations. Strategically, we believe this acquisition will allow us to begin bidding on business in the North East which we could not do previously though our Colorado facility for logistical reasons. In addition, the Harmony Bay brand has a strong following in New England and we recently placed it in over 700 Food Lion stores in the Mid-Atlantic States.

We look forward to a successful 2018 as our focus will once again be to continue to grow our sales and increase the distribution of our brands to build on the success achieved during the second half of fiscal 2017,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

OCTOBER 31, 2017 AND 2016

	2017	2016

- ASSETS -
CURRENT ASSETS:
Cash	$2,325,650	$3,227,981
Accounts receivable, net of allowances of $144,000 for 2017 and 2016	13,441,802	13,517,892
Inventories	16,310,572	14,276,290
Prepaid green coffee	171,350	435,577
Prepaid expenses and other current assets	593,825	535,456
Prepaid and refundable income taxes	472,814	481,977
Due from broker	-	134,722
Deferred income tax asset	339,748	81,545
TOTAL CURRENT ASSETS	33,655,761	32,691,440

Machinery and equipment, at cost, net of accumulated depreciation of $5,557,899 and $4,819,828 for 2017 and 2016, respectively	2,439,338	2,269,863
Customer list and relationships, net of accumulated amortization of $72,250 and $50,250 for 2017 and 2016, respectively	367,750	219,750
Trademarks and tradenames	820,000	180,000
Other intangible assets	331,124	-
Goodwill	1,794,265	1,017,905
Equity method investments	94,643	95,598
Deposits and other assets	497,529	549,337
TOTAL ASSETS	$40,000,410	$37,023,893

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,430,626	$4,062,573
Line of credit	8,407,527	6,958,375
Due to broker	210,862	-
Income taxes payable	1,346	1,050
TOTAL CURRENT LIABILITIES	13,050,361	11,021,998

Deferred income tax liabilities	629,680	167,470
Deferred rent payable	240,379	231,216
Deferred compensation payable	488,529	489,668
TOTAL LIABILITIES	14,408,949	11,910,352

Redeemable common stock:
Common stock subject to possible redemption, at $200,004; -0- and 38,364 shares issued and outstanding at redemption value as of October 31, 2017 and 2016, respectively	-	200,004

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,805,935 and 5,824,938 shares outstanding for 2017 and 2016	6,494	6,456
Additional paid-in capital	16,104,075	15,904,109
Retained earnings	12,345,490	11,878,228
Less: Treasury stock, 688,745 and 631,378 common shares, at cost for 2017 and 2016	(3,504,510)	(3,249,590)
Total Coffee Holding Co., Inc. Stockholders’ Equity	24,951,549	24,539,203
Noncontrolling interest	639,912	374,334
TOTAL EQUITY	25,591,461	24,913,537
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,000,410	$37,023,893

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED OCTOBER 31, 2017 AND 2016

	2017	2016
NET SALES	$77,127,595	$78,948,228

COST OF SALES (which include purchases of approximately $6.7 million and $8.5 million in fiscal years 2017 and 2016, respectively, from a related party)	64,977,632	67,066,050

GROSS PROFIT	12,149,963	11,882,178

OPERATING EXPENSES:
Selling and administrative	10,228,506	7,363,710
Officers’ salaries	698,740	655,400
TOTAL	10,927,246	8,019,110

INCOME FROM OPERATIONS	1,222,717	3,863,068

OTHER INCOME (EXPENSE):
Interest income	19,436	41,176
Loss from equity method investments	(956)	(972)
Interest expense	(264,261)	(187,310)
TOTAL	(245,781)	(147,106)

INCOME BEFORE PROVISION FOR INCOME TAXES
AND NON-CONTROLLING INTEREST IN SUBSIDIARY	976,936	3,715,962

Provision for income taxes	244,096	1,365,920

NET INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	732,840	2,350,042
Less: Net income attributable to the non-controlling interest in subsidiary	(265,578)	(137,754)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$467,262	$2,212,288

Basic and diluted earnings per share	$.08	$.36

Weighted average common shares outstanding:
Basic and diluted	5,858,376	6,082,777

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED OCTOBER 31, 2017 AND 2016

	2017	2016
OPERATING ACTIVITIES:

Net income	$732,840	$2,350,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	762,043	587,572
Unrealized loss (gain) on commodities	345,584	(618,557)
Loss on equity method investments	955	973
Deferred rent	9,163	9,161
Deferred income taxes	(183,975)	991,275
Changes in operating assets and liabilities:
Accounts receivable	661,008	(2,465,513)
Inventories	(917,376)	(143,907)
Prepaid expenses and other current assets	(25,688)	(279,254)
Prepaid green coffee	264,227	184,875
Prepaid and refundable income taxes	9,163	952,600
Accounts payable and accrued expenses	(258,827)	(30,860)
Deposits and other assets	77,220	68,331
Income taxes payable	296	1,050
Net cash provided by operating activities	1,476,633	1,607,788

INVESTING ACTIVITIES:
Purchase of business net of cash acquired	(2,893,275)	(819,564)
Purchases of machinery and equipment	(679,921)	(963,435)
Net cash used in investing activities	(3,573,196)	(1,782,999)

FINANCING ACTIVITIES:
Line of credit	1,449,152	1,404,254
Purchase of treasury stock	(254,920)	(1,754,878)
Payment of dividend	-	(100,000)
Net cash provided by (used in) financing activities	1,194,232	(450,624)

NET DECREASE IN CASH	(902,331)	(625,835)

CASH, BEGINNING OF PERIOD	3,227,981	3,853,816

CASH, END OF PERIOD	$2,325,650	$3,227,981

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED OCTOBER 31, 2017 AND 2016

	2017	2016
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$261,485	$181,007
Income taxes paid	$391,933	$34,183

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On June 29, 2016 Coffee Holding Co., Inc. acquired certain assets of Coffee Kinetics, LLC:

Fair value of assets acquired	$1,091,612
Less: liabilities assumed	(72,044)
Net assets acquired:	1,019,568

Common stock, par value $.001 per share, 38,364 shares	39
Additional paid-in capital	199,965
Non-cash payment	200,004

Net cash paid	$819,564

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On February 23, 2017 Coffee Holding Co., Inc. acquired the assets of Comfort Foods, Inc.:

Accounts receivable	$584,918
Inventory	1,116,906
Equipment	229,597
Prepaid expenses	32,681
Customer lists	170,000
Other intangible assets	971,124
Goodwill	388,378
Other asset	26,551

Less: liabilities	626,880

Net cash paid	$2,893,275